As filed with the Securities and Exchange Commission on ______________________
Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
the Securities Act of 1933
FSI International, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-1223238

(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3455 Lyman Boulevard Chaska, Minnesota	55318

(Address of principal executive offices)	(Zip Code)
FSI INTERNATIONAL, INC. 2008 OMNIBUS STOCK PLAN
AND
FSI INTERNATIONAL, INC. EMPLOYEES STOCK PURCHASE PLAN

(Full title of the plans)
DONALD S. MITCHELL
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
FSI INTERNATIONAL, INC.
3455 LYMAN BOULEVARD
CHASKA, MINNESOTA 55318

(Name and address of agent for service)
(952) 448-5440

(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, no par value	1,500,000 Shares	$1.58	$2,370,000	$93

(1)	This Registration Statement relates to 1,000,000 shares of Common Stock to be offered under the registrant’s 2008 Omnibus Stock Plan. This Registration Statement also relates to an additional 500,000 shares of Common Stock to be offered under the registrant’s Employees Stock Purchase Plan, for which 2,800,000 shares were registered under Registration Statements on Form S-8 (Nos. 33-33647, 33-39920, 33-46296, 33-77852, 333-19677, 333-50991, 333-96275, 333-61164, 333-104088, 333-113735 and 333-122729).

(2)	Estimated solely for the purpose of calculating the registration fee under Rules 457(c) and (h)(1) under the Securities Act of 1933, based on the average of the high and low sale prices per share of the registrant’s Common Stock on March 18, 2008 as reported on the Nasdaq Global Market.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed for the purpose of registering 1,000,000 shares of the registrant’s Common Stock to be issued pursuant to the registrant’s 2008 Omnibus Stock Plan. This Registration Statement also relates to an additional 500,000 shares of the registrant’s Common Stock to be issued pursuant to the registrant’s Employees Stock Purchase Plan. The following Registration Statements on Form S-8 relating to the Employees Stock Purchase Plan previously filed with the Securities and Exchange Commission (the “SEC”) are incorporated into this Registration Statement by reference to the registrant’s Registration Statements on Form S-8 (Nos. 33-33647, 33-39920, 33-46296, 33-77852, 333-19677, 333-30675, 333-50991, 333-96275, 333-61164, 333-104088, 333-113735 and 333-122729).
PART I-INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 relating to the registrant’s 2008 Omnibus Stock Plan have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I of Form S-8 relating to the registrant’s Employees Stock Purchase Plan have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.
PART II-INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the SEC:
(1)	The Annual Report on Form 10-K of the registrant for the fiscal year ended August 25, 2007;

(2)	All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) since August 25, 2007; and

(3)	The description of the registrant’s Common Stock which is contained in the Registration Statement on Form 8-A filed November 1, 1988 under the Exchange Act and all amendments and reports filed for the purpose of updating such description.
     All reports and other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all of the shares of Common Stock offered have been sold or which deregisters all shares of the Common Stock then remaining unsold, shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.
     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     The registrant’s Common Stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Section 302A.521, subd. 2, of the Minnesota Business Corporation Act requires that the registrant indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the registrant, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (i) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions, (ii) acted in good faith, (iii) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the registrant, or, in the case of performance by a director, officer or employee of the registrant involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the registrant. In addition, Section 302A.521, subd. 3, requires payment by the registrant, upon the written request of a person made or threatened to be made party to a proceeding, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the registrant’s board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court as further outlined in Section 302A.521, subd. 6.
     The registrant’s by-laws provide that the registrant shall indemnify each of its directors, officers and employees to the fullest extent permissible by the Minnesota Business Corporation Act, as detailed above. The registrant also maintains a director and officer liability insurance policy.
Item 7. Exemption from Registration Claimed.
     Not applicable. No securities are to be re-offered or resold pursuant to this Registration Statement.
Item 8. Exhibits

Exhibit	Description
5	Opinion of Faegre & Benson LLP.

23.1	Consent of Faegre & Benson LLP (included in Exhibit 5).

23.2	Consent of KPMG LLP.

24	Powers of Attorney of directors and officers.

99.1	FSI International, Inc. 2008 Omnibus Stock Plan.

99.2	FSI International, Inc. Employees Stock Purchase Plan, as amended and restated.
Item 9. Undertakings.
     A. The registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chaska, State of Minnesota, on March 21, 2008.

FSI INTERNATIONAL, INC.
By	/s/ Donald S. Mitchell
Donald S. Mitchell
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 21, 2008 by the following persons in the capacities indicated:

/s/ Donald S. Mitchell Donald S. Mitchell	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Patricia M. Hollister Patricia M. Hollister	Chief Financial Officer (Principal Financial and Accounting Officer)

James A. Bernards
Terrence W. Glarner
Willem D. Maris	A Majority of the Board of Directors*
Donald S. Mitchell
David V. Smith

*	Patricia M. Hollister, by signing her name hereto, hereby signs this document on behalf of each of the above-named officers or directors of FSI International, Inc. pursuant to powers of attorney duly executed by those persons.

/s/ Patricia M. Hollister
Patricia M. Hollister
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit	Description
5	Opinion of Faegre & Benson LLP	Filed Electronically

23.1	Consent of Faegre & Benson LLP (included in Exhibit 5)

23.2	Consent of KPMG LLP	Filed Electronically

24	Powers of Attorney of directors and officers	Filed Electronically

99.1	FSI International, Inc. 2008 Omnibus Stock Plan	Filed Electronically

99.2	FSI International, Inc. Employees Stock Purchase Plan, as amended and restated	Filed Electronically